Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tabula Rasa HealthCare, Inc.:

We consent to the use of our reports dated March 2, 2020, with respect to the consolidated balance sheets of Tabula Rasa HealthCare, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II – valuation and qualifying accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference.

Our report on the consolidated financial statements refers to a change in the accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements.

Our report dated March 2, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that the Company acquired DoseMe Holdings, Pty, Ltd and Prescribe Wellness, LLC (collectively, the Acquired Companies) during 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, the Acquired Companies’ internal control over financial reporting associated with approximately 36.3% of total assets and 9.5% of total revenue included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 2, 2020